Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
NXP Semiconductors N.V.:
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-233694, No. 333-227332, No. 333-221118, No. 333-220341, No. 333-203192, No. 333-190472 and No. 333-172711) of NXP Semiconductors N.V. of our report dated February 27, 2020, with respect to the consolidated balance sheets of NXP Semiconductors N.V. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, cash flows and changes in equity for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10‑K of NXP Semiconductors N.V.
/s/ KPMG Accountants N.V.
Amstelveen, the Netherlands
February 27, 2020